EXHIBIT 99.1

Amyris Announces Successful Closing of Secondary Offering

EMERYVILLE, Calif., Aug. 21, 2018 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS) (“Amyris” or the “Company”), a leader in the development and production of sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today announced the closing of the previously announced underwritten secondary offering of approximately 7.65 million shares by certain of its existing stockholders (the “selling stockholders”) at the public offering price of $6.25 per share. In addition, the overallotment option granted to the underwriter for the sale of up to approximately 1.15 million additional shares of common stock at the public offering price, less underwriting discounts, was also fully exercised for a total of approximately 8.8 million shares. This offering generated approximately $46 million in gross cash proceeds to the Company from the exercise of warrants associated with the transaction.

“We are very pleased with the results of our well over-subscribed transaction,” said Amyris President and CEO John Melo. “We further improved our balance sheet by significantly reducing the number of long-term warrants and adding significant new cash. We expect to end the year with a very healthy cash balance as we transition to positive cash generation through the end of this year and going forward to next year. We are also very pleased with the level and quality of investor support and very excited to have new, high quality investors added as owners of Amyris.”

Continued Melo, “We are delivering on our growth plan. Biossance is having another record quarter and we are on track for an incredible second half across all of our ingredient supply activity. Consumers want natural, high performing products that are sustainable and don’t cost more - we are very excited to be leading the world by having the technology to make sustainability mainstream. We are making more products at commercial scale, delivering more revenue growth and believe we have the best gross margin of any company in our sector. We are pleased with our performance and are only starting to really deliver on the potential of our technology.”

Terms of the warrant agreements and details related to the closing of the secondary offering are more fully disclosed in the Forms 8-K filed on August 20, 2018 and today with the Securities and Exchange Commission, available free of charge at sec.gov.

B. Riley FBR, Inc. served as the sole underwriter for the offering. The offering was made pursuant to two effective registration statements on Form S-3 previously filed by the Company with the Securities and Exchange Commission (“SEC”). The offering was made only by means of the prospectuses and related prospectus supplements, copies of which may be obtained on the website of the SEC, www.sec.gov., or from B. Riley FBR, Inc., Attn:  Syndicate Prospectus Department, 1300 North 17th Street, Suite 1400, Arlington, VA 22209; Phone:  (703) 312-9580; Email:  prospectuses@brileyfbr.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About B. Riley FBR, Inc.
B. Riley FBR, Inc. is a leading investment bank which provides corporate finance, research and sales and trading to corporate, institutional and high net worth individual clients. Investment banking services include initial, secondary and follow-on offerings, institutional private placements and merger and acquisitions advisory services, and corporate restructuring. The firm is nationally recognized for its highly ranked proprietary equity research. B. Riley FBR is a wholly-owned subsidiary of B. Riley Financial, Inc. (NASDAQ: RILY), a diversified provider of financial and business advisory services. To learn more about B. Riley FBR, visit www.brileyfbr.com.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise™ products and services across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements
This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as expected gross proceeds to the Company from the transaction, the Company’s anticipated cash balance and cash flow in 2018 and beyond, and the Company’s expected business and financial performance in the second half of 2018), that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, No Compromise, and Biossance are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Contact:
Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com